Exhibit 99.1

Catalyst Pharmaceuticals Announces Settlement of FIRDAPSE® (amifampridine) Patent Litigation with Teva Pharmaceuticals

As Part of the Settlement, Teva Receives a License to Market Generic FIRDAPSE Beginning in February 2035

CORAL GABLES, Fla., January 8, 2025- Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare and difficult-to-treat diseases, today announced that the Company and its licensor SERB S.A. (“SERB”) have entered into a Settlement Agreement (Agreement) with Teva Pharmaceuticals USA, Inc. and Teva Pharmaceuticals, Inc. (collectively Teva). This Agreement resolves the patent litigation brought by Catalyst and SERB in response to Teva’s Abbreviated New Drug Application (ANDA) seeking approval to market a generic version of FIRDAPSE® (amifampridine) 10 mg tablets prior to expiration of the applicable patents.

Pursuant to the terms of the Agreement, Teva will not market its generic version of FIRDAPSE in the United States any earlier than February 25, 2035, if approved by the U.S. Food and Drug Administration (FDA), unless certain limited circumstances customarily included in these types of agreements occur. In accordance with the Agreement, the parties will terminate all ongoing patent litigation between Catalyst/SERB and Teva regarding FIRDAPSE patents pending in the U.S. District Court for the District of New Jersey. The pending FIRDAPSE patent litigation against the remaining defendants, Hetero (for all of FIRDAPSE’s Orange Book-listed patents) and Lupin (only for Catalyst’s FIRDAPSE patent expiring in 2037), is ongoing.

As required by law, the companies will submit the confidential license agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice for review.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX) is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence while actively seeking to expand its global commercial footprint through strategic partnerships. Catalyst, headquartered in Coral Gables, FL., was recognized as one of North America’s Fastest-Growing Companies on the 2024 Deloitte Technology Fast 500™ List.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether the ongoing litigation matters referenced above between Catalyst/SERB and Hetero and Lupin with respect to FIRDAPSE®’s Orange Book listed patents will allow a generic version of FIRDAPSE to be marketed in the U.S. prior to February 25, 2035, and (ii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2023, its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2024, and its other filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

mcoleman@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com